EXHIBIT 99.1
Contacts:
Investors:
Rebecca Peterson
Alkermes, Inc.
(617) 583-6378
Media:
Jennifer Viera
Alkermes, Inc.
(617) 583-6166
ALKERMES ANNOUNCES RESTRUCTURING
— Company Realigns Cost Structure Following Termination of
Inhaled Insulin Program —
Cambridge, MA, March 19, 2008 — Alkermes, Inc. (NASDAQ: ALKS) announced that it is restructuring its operations following the termination by Eli Lilly and Company (Lilly) of the AIR® Insulin program, as announced March 7, 2008. With this restructuring, Alkermes is reducing its workforce by approximately 150 employees and closing its AIR commercial manufacturing facility in Chelsea, MA. The company is taking these actions based on its current expectations of the financial impact of Lilly’s termination of the AIR Insulin program.
“We are implementing a new operational cost structure to align our expenses with near-term revenues, which we anticipate will be lower than expected due to Lilly’s termination of the inhaled insulin program,” stated David Broecker, president and CEO of Alkermes. “The flexibility of our business model allows us to adapt our cost structure while maintaining our ability to develop innovative products of our own.”
The reduction in workforce, effective this week, represents approximately 18% of the company’s total workforce. Employees affected by the restructuring will be eligible for a severance package that includes severance pay, continuation of benefits and outplacement services.
“Alkermes’ financial foundation remains strong, and we are focused on maintaining this strength moving forward,” commented David Broecker. “Lilly’s termination of the program forced us to make difficult choices about the optimal size of the organization. We acknowledge the outstanding contributions that these employees have made, and I wish to express my sincere thanks for their hard work.”
Alkermes does not anticipate any expense savings as a result of the restructuring in fiscal 2008, ending March 31, 2008. The company expects to take a restructuring charge in the fourth quarter of fiscal 2008 in the range of $5 million to $10 million associated with the reduction in workforce and facility-related expenses. In addition, the company expects to take an impairment charge of up to $15 million in the fourth quarter of fiscal 2008 related to fixed assets at the Chelsea facility. Alkermes expects cost savings from the restructuring in the range of $15 million to $20 million in fiscal 2009 and will provide more detailed financial expectations for fiscal 2009 in May. As of December 31, 2007, Alkermes reported cash and total investments of $516.6 million.
About Alkermes
Alkermes, Inc., a biotechnology company committed to developing innovative medicines to improve patients’ lives, manufactures RISPERDAL® CONSTA® for schizophrenia and developed and manufactures VIVITROL® for alcohol dependence. Alkermes’ robust pipeline includes extended-release injectable, pulmonary and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Headquartered in Cambridge, Massachusetts, Alkermes has research and manufacturing facilities in Massachusetts and Ohio.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements relating to the company’s expectations of the financial impact of Eli Lilly and Company’s termination of the AIR Insulin program and the financial and clinical implications of the company’s restructuring of its operations. Although Alkermes believes that such statements are based on reasonable assumptions within the bounds of its knowledge, the forward-looking statements are neither promises nor guarantees, and Alkermes’ business is subject to significant risk and uncertainties. As such, there can be no assurance that Alkermes’ actual results will not differ materially from its expectations. These risks and uncertainties include, among others, whether the company can achieve the anticipated expense savings, and will incur the anticipated restructuring costs and impairment charge, from the reduction in workforce and closure of the manufacturing facility in Chelsea, MA; whether the company, as restructured, will meet the demands of its product programs and its financial objectives; and whether the company can apply its technology and development expertise to build its pipeline. For further information with respect to factors that could cause the company’s actual results to differ materially from expectations, reference is made to the reports the company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The company disclaims any intention or responsibility for updating forward-looking statements made in this release.
###
AIR® is a registered trademark of Alkermes, Inc; VIVITROL® is a registered trademark of Cephalon, Inc.; and, RISPERDAL® CONSTA® is a registered trademark of Johnson & Johnson Corporation.